Secured Purchase Money Promissory Note
                           (Secured by Deed of Trust)

$942,503.00                                                     Napa, California
                                                                    July 1, 1996

For value received, The Chalone Wine Group, Ltd., a California corporation ("Chalone"), promises to pay to Richard H. Graff, Trustee, Graff 1993 Trust Dated June 10, 1993, a trust ("Graff Trust"), the principal sum of Nine Hundred Forty-Two Thousand Five Hundred Three Dollars ($942,503.00) plus interest thereon at the rate set forth in Section 1 (Interest) from the date set forth above until paid on or before June 30, 2016.

         1. Interest. Interest on the unpaid principal balance of this Note will accrue from the date of this Note until paid at the rate of seven and three one-hundredths of a percent (7.03%) per annum ("Loan Rate"). Interest is to be calculated on the basis of a 365-day year and the actual number of days elapsed. Interest is to accrue and compound on an annual basis.

         2. Payments. Commencing on July 31, 1996 and on the last day of each month thereafter through and including June 30, 2016, this Note will be paid in monthly installments of principal and interest per the attached Schedule 1 (Monthly Mortgage Payments).

         3. Prepayment. This Note may be prepaid in whole or in part, at any time, without penalty or premium, on any date that a payment of interest is due hereunder, upon ten (10) days prior written notice to the Graff Trust.

         4. Right of Setoff. Chalone will have a right of setoff with respect to the obligation owed to it by Graff under the promissory note made by Graff to Chalone as of the above date ("Graff Note"). If Graff fails to pay the amounts due under the Graff Note when due, Chalone will have the right to set off its obligations to pay the amounts due under this Note against the sums due from Graff to Chalone under the Graff Note.

         5. Default Interest. If Chalone fails to make a payment of interest or principal on this Note within five (5) days after the date the payment was due, interest will accrue on the entire loan balance at the rate of nine percent (9%) per annum (the "Default Rate") commencing on the date the payment was due and continuing until the delinquent payment is received by the Graff Trust.

         6. Security. This Note is secured by a Deed of Trust dated as of the same date as this Note between Chalone and the Graff Trust (the "Deed of Trust"), encumbering the real property located in Monterey County, California sometimes referred to as 101 Stonewall Canyon Road, Soledad, California (the "Property"), which is the subject of the Purchase Agreement dated as of the same date as this Note between Chalone and the Graff Trust.


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

         7. Application of Payments. All payments received by the Graff Trust in payment of this Note will be applied first to accrued interest, then to other charges due with respect to this Note, and then to the unpaid principal balance.

         8. Default and Remedies.

                  a. Default. Chalone will be in default under this Note if (i) Chalone fails to make a payment of principal, interest, or other charge when due or (ii) Chalone breaches any other covenant or agreement under this Note.

                  b. Remedies. Upon a default as described in subparagraph 8.a (Default), the Graff Trust may (i) immediately accelerate the obligations under this Note and all sums owing with respect to this Note will immediately become due and payable and (ii) exercise any and all of the remedies provided in this Note.

         9. Waivers. Except as otherwise provided in the Deed of Trust, Chalone, and any endorsers or guarantors of this Note, severally waive presentment and notice of dishonor and agrees that the Graff Trust may, without notice and without releasing the liability of any of them, grant extensions or renewals, add or release one or more parties, acquire additional security or release any security. No extension of time for the payment of this Note, or any installment of this Note, made by agreement by the Graff Trust with any person, other than Chalone, now or hereafter liable for the payment of this Note, will affect the original liability of Chalone under this Note, even if that person is not a party to such agreement. The Graff Trust may waive its right to require performance of or compliance with any term, covenant or condition of this Note only by express written waiver.

         10. Maximum Legal Rate of Interest. All agreements between the Graff Trust and Chalone whether now existing or hereafter arising, are hereby limited so that in no event will the interest charged under this Note or agreed to be paid to the Graff Trust exceed the maximum amount permissible under applicable law. If interest otherwise payable to the Graff Trust would exceed the maximum lawful amount, the interest payable will be reduced to the maximum amount permitted under applicable law. If the Graff Trust ever received interest or anything deemed interest in excess of the maximum lawful amount, an amount equal to the excessive interest will be applied to the reduction of the principal, and if it exceeds the unpaid balance of principal of this Note, the excess will be refunded to Chalone. The Graff Trust will be entitled to amortize, prorate and spread throughout the full term of this Note all interest paid or payable so that the interest paid does not exceed the maximum amount permitted by law. This paragraph will control all agreements between the Graff Trust and Chalone in connection with the indebtedness evidenced by this Note.

         11. Miscellaneous.

                  a. Costs. Chalone will pay all costs, including, without limitation, reasonable attorneys' fees, costs and expert fees incurred by the Graff Trust in collecting the sums due under this Note, enforcing the Deed of Trust or in connection with the release of any security for this Note.


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                  b.  Modification.  This Note may be modified only by a written agreement executed by the person against whom the change, modification or waiver is to be enforced.

                  c. Law. This Note will be governed by California law.

                  d. Successors. The terms of this Note will inure to the benefit of and bind the Graff Trust and Chalone and their respective heirs, legal representatives and successors and assigns.

                  e. Time. Time is of the essence with respect to all matters set forth in this Note.

                  f. Destroyed Note. If this Note is destroyed, lost or stolen, Chalone will deliver a new Note to the Graff Trust on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. The Graff Trust will furnish to Chalone reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Chalone in connection with the replacement of this Note.

         In witness whereof, Chalone has duly executed and delivered this Note to the Graff Trust as of the date and year first above written.


                                         "CHALONE"

                                         THE CHALONE WINE GROUP, LTD.,
                                         a California corporation


                                         By: /s/ W. PHILIP WOODWARD
                                             -----------------------------------
                                         Its: President
                                             -----------------------------------


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